EXHIBIT 21 - Subsidiaries of the Registrant

                                                             Jurisdiction
Corporation                                                    of Incorporation
-----------                                                  ------------------

Kronos Computerized Time Systems, Inc.                       Canada

Kronos Systems Limited                                       United Kingdom

Kronos International Sales Corp.                             U.S. Virgin Islands

Kronos Securities Corporation                                Massachusetts

Kronos S/T Corporation                                       Massachusetts

Kronos de Mexico, S.A. de C.V.                               Mexico

Kronos Australia Pty. Ltd.                                   Australia

Kronos Solutions Pty. Ltd.                                   South Africa